EXHIBIT 10.32


                    MUTUAL RELEASE and AGREEMENT ("MRA")

It is agreed this __ day of November, 2006 by and between Bion Environmental Technologies, Inc. ("Bion" or "Company") and Ardour Capital Investments, LLC ("Ardour") as follows:

1 - As to the agreement dated September 30, 2005 by and between Bion and Ardour, a copy of which is attached hereto as Exhibit A ("Agreement"), Bion and Ardour hereby agree that the Agreement terminated in its entirety and Bion and Ardour are mutually released from any obligations hereunder except that:

     a) To the extent that Bion receives financing in any form from persons and/or entities to whom Bion has been introduced by Ardour ("Ardour Investors") (with whom Bion did not have any prior relationship) during the next 18 months, Ardour shall be entitled to fees related thereto up to a maximum of 6.0 % on Bion equity securities (or securities convertible or exercisable into Bion's common stock) and 4.0 % on debt; provided, however, that to earn any fees pursuant hereto, Ardour shall provide Bion simultaneous with execution of this MRA with a list of Ardour Investors to whom Ardour has previously presented Bion as an investment and Bion shall accept or reject each Ardour Investor within 10 days thereafter; and, further provided, however, in the event that another broker claims responsibility (in whole or in part) for such a transaction, Bion may appoint an impartial arbiter to determine the allocation of the permissible commission payments between Ardour and such other broker; and

     b) Ardour shall receive an additional 10,000 shares of Bion's restricted common stock as compensation for partial performance under paragraphs 2 & 4 of the Agreement

2 - Bion has negotiated on behalf of Ardour the right to participate in certain of Bion's private equity placements as a "co-placement agent" with RW Pressprich & Co., Inc. ("RWP") pursuant to Bion's agreement with RWP, subject to final agreement between RWP and Ardour with regard thereto.

3 - Ardour shall make a proposal to Bion regarding provision of future investment banking services to Bion, on a non-exclusive basis, with regard to financial and merger/acquisition matters, which proposal shall provide that, in connection with such advisory services, Bion shall pay Ardour a negotiated fee consistent with the market rate for services similar to those which Ardour provided in such transaction.

4 - Any notice or communication permitted or required hereunder shall be in writing and shall be deemed given upon receipt and shall be (i) hand-delivered; (ii) sent postage prepaid by registered mail, return receipt requested, or (iii) sent by confirmed facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other in writing:



     If the Company, to:       Bion Environmental Technologies, Inc.
                               641 Lexington Ave., 17th Floor
                               New York, NY 10022
                               Attn: Mark A. Smith, President
                               email: mas1@ctelco.net
                               Phone:  (303) 517-5302 (cell)
                               (719) 256-5329 (office)

     If to the Advisor, to:    ARDOUR CAPITAL INVESTMENTS
                               The Empire State Building
                               350 5th Avenue, Suite 3018
                               New York, NY 10118
                               Attn: Kerry J Dukes, Chief Executive Officer
                               Phone:  (212) 375.2957

5 - This MRA shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. No provision of this letter agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.


Bion Environmental Technologies, Inc.



By: /s/ Mark A. Smith
    Mark A Smith, President

Ardour Capital Investments, LLC


By: /s/ Kerry Dukes
    Kerry Dukes, Chief Executive Officer